EXHIBIT 99.1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Ordinary Share, par value $0.0001 per share, of APEX Tech Acquisition, Inc. a Cayman Islands company, is being filed and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: March 9, 2026

APEX INNOVATION ACQUISITION CORP.

By:	/s/ Shaoren Liu
Name:	Shaoren Liu
Title:	Director

Shaoren Liu

By:	/s/ Shaoren Liu